QuickLinks -- Click here to rapidly navigate through this document
PROSPECTUS SUPPLEMENT (To Prospectus dated May 6, 2004)	Filed pursuant to Rule 424(b)(3) of the Rules and Regulations Under the Securities Act of 1933
Registration Statement No. 333-111155

ADVANSTAR COMMUNICATIONS INC.

Second Priority Senior Secured Floating Rate Notes Due 2008
10 3/4% Second Priority Senior Secured Notes Due 2010

Recent Developments

        We have attached to this prospectus supplement, and incorporated by reference into it, our Form 8-K Current Report of Advanstar Communications Inc. containing certain information with respect to our Board of Directors.

        This prospectus supplement, together with the prospectus, is to be used by Credit Suisse First Boston LLC in connection with offers and sales of the notes in market-making transactions at negotiated prices related to prevailing market prices at the time of the sale. Credit Suisse First Boston LLC may act as principal or agent in such transactions.

October 8, 2004

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTIONS 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 1, 2004

Advanstar Communications Inc.
(Exact Name of Registrant as Specified in Its Charter)

New York (State or Other Jurisdiction of Incorporation or organization)	333-57201 (Commission File Number)	59-2757389 (I.R.S. Employer Identification No.)
One Park Avenue, New York, NY 10016 (Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (617) 267-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

        On October 1, 2004, James Finkelstein was appointed to our Board of Directors. As of the date of this report, he has not been named to any committee of the Board of Directors, nor has it been determined to which committee or committees, if any, he may be named in the future.

        Our board of directors is comprised of each of the directors of our ultimate parent company, Advanstar Holdings, which is controlled by the DLJ Merchant Banking funds. In connection with the DLJ Merchant Banking funds' acquisition of substantially all of the shares of Advanstar Holdings, the DLJ Merchant Banking funds, Advanstar Holdings and the other shareholders of Advanstar Holdings entered into a stockholders' agreement pursuant to which the DLJ Merchant Banking funds have the right to select at least a majority of the board of directors of Advanstar Holdings. Pursuant to this right, the DLJ Merchant Banking funds have selected Mr. Finkelstein to serve as a director of Advanstar Holdings and consequently Mr. Finkelstein has also been selected to serve as a director of Advanstar Communications Inc., effective October 1, 2004.

        Mr. Finkelstein provides consulting services to the DLJ Merchant Banking funds and receives compensation for these services. We are not aware of any transactions between Mr. Finkelstein or his immediate family members and Advanstar Communications Inc., or its subsidiaries that would require disclosure under Item 404(a) of Regulation S-K.

        Thompson Dean, who was appointed to our Board on August 15, 2004, by the DLJ Merchant Banking funds pursuant to their right to appoint directors under Advanstar Holdings' stockholders' agreement, resigned as a director effective October 1, 2004.

2

SIGNATURES

        Pursuant to the requirements of the Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANSTAR COMMUNICATIONS INC.
Date: October 5, 2004	By:	/s/ DAVID W. MONTGOMERY Name: David W. Montgomery Title: Vice President—Finance, Chief Financial Officer and Secretary

3

QuickLinks

ADVANSTAR COMMUNICATIONS INC.
SIGNATURES